Rosehill Resources Inc. Reports Fourth Quarter and Full Year 2018 Results

HOUSTON, March 27, 2019 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today reported financial and operational results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights and Recent Items:

•	Grew average net production to 22,779 barrels of oil equivalent per day (“BOEPD”) (73% oil and 87% total liquids), an increase of 15% compared to the third quarter of 2018

•
Reported net income attributable to Rosehill of $50.2 million, or $2.35 per fully diluted share, for the fourth quarter of 2018, which included a $199.4 million non-cash, pre-tax gain on commodity derivative instruments

•	Delivered Adjusted EBITDAX (a non-GAAP measure defined and reconciled below) of $63.6 million, an increase of 12% over the third quarter of 2018

•
Reduced combined lease operating and general and administrative expenses (“LOE” and “G&A,” respectively), excluding stock-based compensation, per barrel of oil equivalent (“BOE”) by $1.06, or 12%, compared to third quarter of 2018

•	Received commitments from lenders to increase the borrowing base under the Company’s credit facility to $300 million as of March 27, 2019, up from $220 million as of December 2018

•	Entered into agreement for sale of assets in Lea County, New Mexico expect net proceeds of approximately $22 million, subject to customary purchase price adjustments

Full Year 2018 Highlights:

•	Grew average net production to 18,337 BOEPD (73% oil and 87% total liquids), an increase of 214% compared to 2017

•	Reported net income attributable to Rosehill of $26.7 million, or $1.76 per diluted share, compared to a net loss $8.5 million, or $1.43 per share, for 2017

•	Delivered Adjusted EBITDAX (a non-GAAP measure defined and reconciled below) of $204.4 million, an increase of 337% over 2017

•	Reduced combined LOE and G&A, excluding stock-based compensation, per BOE by $1.42, or 13%, compared to 2017

Management Comments

Gary C. Hanna, Rosehill’s Chairman and Interim President and Chief Executive Officer, commented, “2018 was a year of tremendous accomplishments for Rosehill. We met or exceeded all of the targets we set, highlighted by production and Adjusted EBITDAX surpassing the upper end of our guidance range. While pursuing these achievements, we remained focused on cost, highlighted by lease operating and general and administrative expense per BOE reaching all-time lows for the company. These efforts translated into strong year-end reserves for 2018, underscored by an increase in proved reserves of 55% and an $80 million increase in liquidity from our borrowing base redetermination this month.”

Mr. Hanna continued, “As we begin the year, we remain focused on several key fronts including an aggressive development pace in our Southern Delaware area and executing on our 2019 program that provides year over year production and Adjusted EBITDAX growth at approximately 40% less in capital expenditures. We’re also excited about our recently announced farm-in agreement in Southern Delaware and several projects currently underway to optimize existing production in our Northern Delaware area. We are very encouraged by the early 2019 results from both of our asset areas.”

Operational Results

For the fourth quarter of 2018, the Company’s net production averaged 22,779 BOEPD, a 15% increase compared to the average for the third quarter of 2018, comprised of 16,604 barrels of oil per day, 3,178 barrels of natural gas liquids (“NGLs”) per day and 18.0 million cubic feet of gas (“MMCF”) per day. Rosehill operated two rigs, drilled eight gross horizontal wells and completed three wells in the fourth quarter of 2018 and had eight drilled uncompleted wells at the end of the fourth quarter of 2018.

For the full year 2018, the Company’s net daily production averaged 18,337 net BOEPD, which was comprised of 13,460 barrels of oil per day, 2,488 barrels of NGLs per day and 14.3 MMCF of gas per day, an increase (net BOEPD) of 214% compared to the full year 2017 average. Rosehill drilled 33 gross horizontal wells and completed 30 wells in 2018.

In December, the Company began flowback on a three well pad on the Z&T 32 lease in Loving County, with the wells producing from the Lower Wolfcamp A formation. These wells reached average IP 30 rates of 1,560 BOEPD, 68% oil, or 373 BOEPD per 1,000 feet.

In October, the Company placed on to production its first 2nd Bone Spring Shale delineation well on the Kyle 26 lease located in Loving County. The Kyle 26 E007 well reached an IP 30 of 781 BOEPD, 72% oil, or 182 BOEPD per 1,000 feet.

Financial Results

For the fourth quarter of 2018, the Company reported net income attributable to Rosehill of $50.2 million, or $2.35 per diluted share, as compared to a net loss of $31.4 million, or a $4.76 loss per share, in the third quarter of 2018. The fourth quarter of 2018 included a $199.4 million non-cash, pre-tax gain on commodity derivative instruments compared to a $62.3 million non-cash, pre-tax loss on commodity derivative instruments in the third quarter of 2018.

For the year ended December 31, 2018, the Company reported net income attributable to Rosehill of $26.7 million, or $1.76 per diluted share, as compared to a net loss of $8.5 million, or $1.43 per share, in the same period in 2017. The full year 2018 included a $108.1 million non-cash, pre-tax gain on commodity derivative instruments. The full year 2017 included a $16.6 million non-cash, pre-tax loss on commodity derivative instruments and a $5.0 million pre-tax gain on sale of assets

Adjusted EBITDAX totaled $63.6 million for the fourth quarter of 2018, as compared to $56.7 million in the third quarter of 2018 and $18.7 million for the fourth quarter of 2017. This increase of 12% was driven primarily by higher production and lower per unit operating expenses. Adjusted EBITDAX for the year ended December 31, 2018 was $204.4 million, up from $46.8 million for the same period in 2017.

For the fourth quarter of 2018, average realized prices (all prices excluding the effects of derivatives) were $48.51 per barrel of oil, $1.64 per Mcf of natural gas and $21.14 per barrel of NGLs, resulting in a total equivalent price of $39.60 per BOE, down 13% from the third quarter of 2018 and down 7% from the fourth quarter of 2017.

Rosehill’s cash operating costs for the fourth quarter of 2018 were $10.17 per BOE, which includes LOE, gathering and transportation, production taxes and G&A and excludes costs associated with stock-based compensation. Fourth quarter cash operating costs per BOE decreased 11% as compared to third quarter of 2018 and decreased 30% as compared to the fourth quarter of 2017, primarily attributable to reduced LOE and G&A.

During 2018 and the fourth quarter of 2018, Rosehill incurred capital costs, excluding asset retirement costs, of $373.7 million and $73.0 million, respectively. The portion of capital costs related to facilities during 2018 and the fourth quarter of 2018 was $94.1 million and $25.9 million, respectively.

Development Update

In the Southern Delaware area, the Company has drilled nine wells since the third quarter of 2018, bringing the total wells drilled in this area to thirteen. The Company has recently finished completion operations on six wells in the Southern Delaware. Activity relating to these wells is provided below.

Well	Formation	Current Status	Expected Future Status
State Blanco 58 G003	Wolfcamp A	Recently began flowback	Production results in April
State Blanco 58 G001	Wolfcamp B	Recently began flowback	Production results in April
State Blanco 58 H001	Wolfcamp B	Recently began flowback	Production results in April
Trees Estate 77 H001	Wolfcamp A	Preparing for flowback	Production results in May
Trees Estate 77 H003	Wolfcamp B	Preparing for flowback	Production results in May
Trees Estate 77 A001	Wolfcamp B	Preparing for flowback	Production results in May

In the Northern Delaware area, the Company has begun testing the use of electric submersible pumps (“ESPs”) to improve production on mature producing wells. In February, an ESP was installed on the Kyle 24 G001 well, which was first placed on production in May of 2016 targeting the Lower Wolfcamp A formation. Shortly after installation of the ESP, the well reached production of 684 BOEPD, 77% oil, and approximately 200% above production levels just prior to installation of the ESP. Based on these encouraging results, the Company plans to install additional ESPs on mature producing wells throughout the year in the Northern Delaware area.

Capital Structure and Liquidity

As of December 31, 2018, Rosehill had $20.2 million in cash on hand and $288.3 million in long-term debt. As of December 31, 2018, total liquidity was approximately $46.2 million which included cash on hand and availability under the revolving credit facility. When including the effects of the Company’s recently redetermined borrowing base, described below, liquidity as of December 31, 2018 was approximately $126 million.

On March 27, 2019, the Company received commitments from lenders to increase the borrowing base under the Company's revolving credit facility from $220 million to $300 million. The borrowing base was evaluated using reserve data as of December 31, 2018. The Company’s redetermined borrowing base primarily consisted of proved reserves associated with its Northern Delaware area due to the limited number of producing wells in the Southern Delaware.

Transportation & Hedging Update

The Company recently began piped transportation of oil in its Southern Delaware area on the infield gathering system and intra-basin transportation pipeline. As a result, the Company is now transporting approximately 99% of its produced oil through pipe.

Included below is a summary of the Company’s derivative contracts as of December 31, 2018. Subsequent to December 31, 2018 and through March 27, 2019, the Company entered into additional derivative contracts, including approximately 5.0 million barrels of crude oil basis swaps that settle from 2020 through 2022 at a weighted average price of $0.38 per barrel, 1.0 MMbtu of natural gas swaps that settle in 2019 at a weighted average price of $2.88 per MMbtu, and 1.0 MMbtu of natural gas basis swaps that settle in 2019 at a weighted average price of ($1.28) per MMbtu.

Commodity Hedging

As of December 31, 2018, the Company had the following outstanding derivative contracts:

	2019	2020	2021	2022
Commodity derivative swaps
Oil:
Notional volume (Bbls)	2,664,000	1,960,000	2,160,000	1,100,000
Weighted average fixed price ($/Bbl)	$53.59	$60.09	$61.21	$58.42
Natural gas:
Notional volume (MMBtu)	2,220,000	1,500,000	1,200,000	1,200,000
Weighted average fixed price ($/MMbtu)	$2.88	$2.84	$2.85	$2.87
Ethane:
Notional volume (Gallons)	12,444,138	—	—	—
Weighted average fixed price ($/Gallons)	$0.28	$—	$—	$—
Propane:
Notional volume (Gallons)	8,296,218	—	—	—
Weighted average fixed price ($/Gallons)	$0.79	$—	$—	$—
Pentanes:
Notional volume (Gallons)	2,765,700	—	—	—
Weighted average fixed price ($/Gallons)	$1.47	$—	$—	$—

Commodity derivative two-way collars
Oil:
Notional volume (Bbls)	601,000	—	—	—
Weighted average ceiling price ($/Bbl)	$61.30	$—	$—	$—
Weighted average floor price ($/Bbl)	$55.21	$—	$—	$—

Commodity derivative three-way collars
Oil:
Notional volume (Bbls)	1,531,832	3,294,000	—	—
Weighted average ceiling price ($/Bbl)	$68.52	$70.29	$—	$—
Weighted average floor price ($/Bbl)	$57.62	$57.50	$—	$—
Weighted average sold put option price ($/Bbl)	$45.51	$47.50	$—	$—

Crude oil basis swaps
Midland / Cushing:
Notional volume (Bbls)	4,800,832	3,513,600	—	—
Weighted average fixed price ($/Bbl)	$(4.93)	$(1.43)	$—	$—

Natural gas basis swaps
EP Permian:
Notional volume (MMBtu)	1,781,472	2,096,160	—	—
Weighted average fixed price ($/MMBtu)	$(1.03)	$(1.03)	$—	$—

Annual Report on Form 10-K

The Company’s financial statements and related footnotes are available in its Annual Report on Form 10-K for the year ended December 31, 2018, which will be filed with the U.S. Securities and Exchange Commision.

Conference Call, Webcast and Presentation

The Company will hold a conference call to discuss its fourth quarter and full year 2018 financial and operating results on Thursday, March 28, 2019, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties may participate by dialing (866) 601-1105 from the United States or (430) 775-1347 from outside the United States. The conference call I.D. number is 6248448. The call will also be available as a live webcast on the “News/Events” tab of the Investors section of the Company’s website, www.rosehillresources.com. The webcast will be available for replay for at least 30 days. An updated investor presentation in conjunction with this earnings release will be available on the Company’s website under the Investor Relations section.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in the Northern Delaware Basin and the Southern Delaware basin, as well as focused acquisitions in the Delaware Basin.

Rosehill Resources Inc.
Operational Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues: (in thousands)
Oil sales	$74,125	$25,132	$271,539	$61,596
Natural gas sales	2,706	1,579	9,392	7,171
NGL sales	6,174	2,064	20,944	7,469
Total revenues	$83,005	$28,775	$301,875	$76,236
Average sales price (1):
Oil (per Bbl)	$48.51	$52.69	$55.27	$48.46
Natural gas (per Mcf)	1.64	2.54	1.80	2.65
NGLs (per Bbl)	21.14	21.50	23.07	18.31
Total (per Boe)	$39.60	$42.57	$45.10	$35.77
Total, including effects of gain (loss) on settled commodity derivatives, net (per Boe)	$40.42	$42.66	$42.79	$35.85
Net Production:
Oil (MBbls)	1,528	477	4,913	1,271
Natural gas (MMcf)	1,654	621	5,231	2,709
NGLs (MBbls)	292	96	908	408
Total (MBoe)	2,096	676	6,693	2,131
Average daily net production volume:
Oil (Bbls/d)	16,604	5,188	13,460	3,483
Natural gas (Mcf/d)	17,981	6,747	14,332	7,423
NGLs (Bbls/d)	3,178	1,039	2,488	1,118
Total (Boe/d)	22,779	7,352	18,337	5,838
Average costs (per BOE):
Lease operating expense	$4.63	$6.51	$5.83	$5.11
Production taxes	1.90	2.01	2.17	1.66
Gathering and transportation	0.81	0.96	0.74	1.40
Depreciation, depletion and amortization	17.67	14.71	21.19	16.94
Impairment of oil and natural gas properties	—	1.57	—	0.50
Exploration costs	0.34	0.80	0.65	0.82
General and administrative, excluding stock-based compensation	2.83	5.10	3.58	5.72
Stock-based compensation	0.55	1.84	0.97	0.58
Transaction expenses	—	—	—	1.23
(Gain) loss on sale of property and equipment	0.08	(7.37)	0.07	(2.34)
Total (per Boe)	$28.81	$26.13	$35.20	$31.62

(1) Excluding the effects of realized and unrealized commodity derivative transactions unless noted otherwise

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Oil sales	$74,125	$25,132	$271,539	$61,596
Natural gas sales	2,706	1,579	9,392	7,171
Natural gas liquids sales	6,174	2,064	20,944	7,469
Total revenues	83,005	28,775	301,875	76,236
Operating expenses:
Lease operating expenses	9,695	4,402	39,010	10,881
Production taxes	3,991	1,361	14,506	3,535
Gathering and transportation	1,693	647	4,939	2,976
Depreciation, depletion, amortization and accretion	37,031	9,941	141,815	36,091
Impairment of oil and natural gas properties	—	1,061	—	1,061
Exploration costs	715	539	4,374	1,747
General and administrative	7,100	4,690	30,469	13,428
Transaction costs	—	—	—	2,618
(Gain) loss on disposition of property and equipment	174	(4,984)	499	(4,995)
Total operating expenses	60,399	17,657	235,612	67,342
Operating income	22,606	11,118	66,263	8,894
Other income (expense):
Interest expense, net	(5,597)	(1,258)	(19,489)	(2,532)
Gain (loss) on commodity derivative instruments, net	201,157	(18,087)	92,604	(16,336)
Other expense, net	(3,583)	(179)	(3,254)	(284)
Total other income (expense), net	191,977	(19,524)	69,861	(19,152)
Income (loss) before income taxes	214,583	(8,406)	136,124	(10,258)
Income tax expense	12,639	2,340	18,162	1,690
Net income (loss)	201,944	(10,746)	117,962	(11,948)
Net income (loss) attributable to noncontrolling interest	143,799	(10,802)	59,926	(18,811)
Net income attributable to Rosehill Resources Inc. before preferred stock dividends	58,145	56	58,036	6,863
Series A Preferred Stock dividends and deemed dividends	2,031	2,922	7,938	12,936
Series B Preferred Stock dividends, deemed dividends, and return	5,943	2,447	23,437	2,447
Net income (loss) attributable to Rosehill Resources Inc. common stockholders	$50,171	$(5,313)	$26,661	$(8,520)
Earnings (loss) per common share:
Basic	$3.72	$(0.87)	$3.25	$(1.43)
Diluted	$2.35	$(0.87)	$1.76	$(1.43)
Weighted average common shares outstanding:
Basic	13,477	6,123	8,196	5,945
Diluted	22,229	6,123	46,499	5,945

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$20,157	$20,677
Restricted cash	—	4,005
Accounts receivable	32,260	1,527
Accounts receivable, related parties	78	16,022
Derivative assets	30,819	—
Prepaid and other current assets	1,371	1,312
Total current assets	84,685	43,543
Property and equipment:
Oil and natural gas properties (successful efforts), net	666,797	431,332
Other property and equipment, net	2,592	1,283
Total property and equipment, net	669,389	432,615
Other assets, net	4,678	824
Derivative assets	58,314	—
Total assets	$817,066	$476,982
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,013	$31,868
Accounts payable, related parties	287	223
Derivative liabilities	—	10,772
Accrued liabilities and other	27,335	15,492
Accrued capital expenditures	30,529	45,045
Total current liabilities	79,164	103,400
Long-term liabilities:
Long-term debt, net	288,298	93,199
Asset retirement obligations, net of current portion	13,524	8,522
Deferred tax liabilities	9,278	153
Derivative liabilities	696	8,008
Other liabilities	3,658	168
Total long-term liabilities	315,454	110,050
Total liabilities	394,618	213,450
Commitments and contingencies
Mezzanine equity
Series B Preferred Stock; $0.0001 par value, 10.0% Redeemable, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 210,000 shares designated, 156,746 and 150,626 shares issued and outstanding as of December 31, 2018 and 2017, respectively	155,111	140,868
Stockholders’ equity
Series A Preferred Stock; $0.0001 par value, 8.0% Cumulative Perpetual Convertible, $1,000 per share liquidation preference; of the 1,000,000 shares of Preferred Stock authorized, 150,000 shares designated, 101,669 and 97,698 shares issued and outstanding as of December 31, 2018 and 2017, respectively	84,631	80,660
Class A Common Stock; $0.0001 par value, 250,000,000 and 95,000,000 shares authorized at December 31, 2018 and 2017, respectively, and 13,760,136 and 6,222,299 shares issued and outstanding as of December 31, 2018 and 2017, respectively	1	1
Class B Common Stock; $0.0001 par value, 30,000,000 shares authorized, 29,807,692 shares issued and outstanding as of December 31, 2018 and 2017, respectively	3	3
Additional paid-in capital	42,271	29,946
Retained earnings	26,661	—
Total common stockholders’ equity	68,936	29,950
Noncontrolling interest	113,770	12,054
Total stockholders’ equity	267,337	122,664
Total liabilities, mezzanine and stockholders’ equity	$817,066	$476,982

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	117,962	$(11,948)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization, accretion and impairment of oil and gas properties	141,815	37,152
Deferred income taxes	18,157	1,690
Stock-based compensation	6,522	1,245
(Gain) loss on sale of fixed assets	499	(4,995)
(Gain) loss on derivative instruments	(92,534)	16,706
Net cash received (paid) in settlement of derivative instruments	(14,683)	74
Amortization of debt issuance costs	2,139	274
Settlement of asset retirement obligations	(801)	(840)
Tax Receivable Agreement Expense	3,518	—
Changes in operating assets and liabilities:
(Increase) in accounts receivable and accounts receivable, related parties	(14,816)	(8,230)
(Increase) decrease in prepaid and other assets	(59)	(451)
Increase in accounts payable and accrued liabilities and other	8,526	7,476
Increase (decrease) in accounts payable, related parties	64	(394)
Net cash provided by operating activities	176,309	37,759
Cash flows from investing activities:
Additions to oil and natural gas properties	(377,897)	(149,832)
Acquisition of White Wolf	(4,005)	(114,843)
Acquisition of land and leasehold, royalty and mineral interest	(15,281)	(6,500)
Additions to other property and equipment	(2,160)	(574)
Proceeds from sale of other property and equipment	—	6,252
Net cash used in investing activities	(399,343)	(265,497)
Cash flows from financing activities:
Proceeds from revolving credit facility	274,000	66,000
Repayment on revolving credit facility	(80,000)	(121,000)
Repayment of long-term debt	—	—
Proceeds from Class A Common Stock offering	40,511	—
Class A Common Stock offering issuance costs	(1,155)
Proceeds from issuance of Series A Preferred Stock and Warrants	—	95,000
Series A Preferred Stock issuance costs	—	(4,220)
Proceeds from issuance of Series B Preferred Stock	—	150,000
Series B Preferred Stock upfront fees and transaction costs	(20)	(10,017)
Proceeds from Second lien notes, net	—	97,000
Net proceeds from the Transaction	—	18,688
Distribution to noncontrolling interest	—	(40,487)
Distribution to Tema	—	(2,267)
Debt issuance costs	(3,330)	(4,640)
Dividends paid on preferred stock	(10,716)	(38)
Restricted stock used for tax withholdings	(749)	—
Payment on capital lease obligation	(32)	(33)
Net cash provided by (used in) financing activities	218,509	243,986
Net increase (decrease) in cash, cash equivalents, and restricted cash	(4,525)	16,248
Cash, cash equivalents, and restricted cash beginning of period	24,682	8,434
Cash, cash equivalents, and restricted cash end of period	$20,157	$24,682

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)

Supplemental cash flow information and noncash activity:

	Year Ended December 31,
	2018	2017	2016
Supplemental disclosures:
Cash paid for interest	$17,065	$1,889	$1,794

Supplemental noncash activity:
Asset retirement obligations incurred	$4,697	$5,766	$1,641
Net settlement of related party receivable and payable	—	—	—
Changes in accrued capital expenditures	14,516	42,602	(1,434)
Changes in accounts payable for capital expenditures	7,456	25,541	—
White Wolf Acquisition escrow deposit	—	4,005	—
Series A Preferred Stock dividends paid-in-kind	3,971	5,530	—
Series A Preferred Stock dividends declared and payable	1,015	—	—
Series B Preferred Stock dividends paid-in-kind	6,120	626	—
Series B Preferred Stock cash dividends declared and payable	2,347	937	—
Series B Preferred Stock return	6,798	710	—
Series B Preferred Stock deemed dividend	1,345	174	—

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statement of Cash Flows:

	December 31,
	2018	2017	2016
Cash and cash equivalents	$20,157	$20,677	$8,434
Restricted cash	—	4,005	—
Total cash, cash equivalents and restricted cash	$20,157	$24,682	$8,434

As of December 31, 2017, restricted cash was attributable to the White Wolf Acquisition purchase price in an escrow account. The full amount of the escrow account was released to the sellers in March 2018.

Non-GAAP Measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill’s management and external users of Rosehill’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion, and amortization, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, exploration costs, transaction costs incurred in connection with the Transaction and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of Rosehill’s operating performance and results of operations from period to period without regard to the Company’s financing methods or capital structure. Rosehill excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

We have provided below a reconciliation of Adjusted EBITDAX to net loss, the most directly comparable GAAP financial measure.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(In Thousands)
Net income (loss)	$201,944	$(84,890)	$(10,746)	$117,962	$(11,948)
Interest expense, net	5,597	5,363	1,258	19,489	2,532
Income tax expense	12,639	22,923	2,340	18,162	1,690
Depreciation, depletion, amortization and accretion	37,031	47,469	9,941	141,815	36,091
Impairment of oil and natural gas properties	—	—	1,061	—	1,061
Unrealized (gain) loss on commodity derivatives, net	(199,446)	62,315	18,142	(108,086)	16,553
Transaction costs	—	—	—	—	2,618
Stock settled stock-based compensation	1,203	2,052	1,070	6,477	1,245
Exploration costs	715	1,348	539	4,374	1,747
(Gain) loss on disposition of property and equipment	174	29	(4,984)	499	(4,995)
Other non-cash expense, net	3,719	105	72	3,667	172
Adjusted EBITDAX	$63,576	$56,714	$18,693	$204,359	$46,766

PV-10

PV-10 is a non-GAAP financial measures used by management, investors and analysts to estimate the present value, discounted at 10% per annum, of estimated future cash flows of the Company’s estimated proved reserves before income tax and asset retirement obligations. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

Reserve values	Twelve Months Ended December 31,
(In thousands)	2018	2017
Standardized measure of discontinued future net cash flows	$695,180	$350,065
Discounted future income taxes	47,381	17,808
Total proved pre-tax PV-10	$742,561	$367,873

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding Rosehill’s opportunities in the Delaware Basin, strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “guidance,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the Company’s ability to consummate the acquisition, the ultimate timing, outcome and results of integrating the acquired assets into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other  risks and uncertainties discussed under Risk Factors in the Company’s Form 10-K, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication.  Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Contact Information:

Gary C. Hanna	Craig Owen
Chairman of the Board and	Chief Financial Officer
Interim Chief Executive Officer	281-675-3400
281-675-3400

John Crain
Senior Manager, Finance and Investor Relations
281-675-3493